Exhibit 99.1

Ekso Bionics Reports Preliminary Fourth Quarter and Full Year 2021 Financial Results

Company Achieves Record Quarterly Revenue of $3.9 million to $4.1 million1

RICHMOND, Calif., January 10, 2022 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today announced preliminary top line financial results for the fourth quarter and fiscal year ended December 31, 2021.

Total revenue for the fourth quarter of 2021 is an estimated range of $3.9 million to $4.1 million, reflecting year-over-year growth of 77% at the midpoint of the range, compared to total revenue of $2.3 million in the fourth quarter of 2020.

Total revenue for fiscal year 2021 is an estimated range of $11.1 million to $11.3 million, compared to $8.9 million in 2020. This reflects estimated year-over-year growth of 26% at the midpoint of the range.

Cash on hand at December 31, 2021 was $40.4 million, compared to $12.9 million at December 31, 2020.

“Our strong estimated fourth quarter 2021 revenue reflects continued momentum of our progress with leading inpatient rehabilitation operators across all regions and increased industrial orders,” commented Jack Peurach, President and Chief Executive Officer of Ekso Bionics. “As we continue to gain traction with network operators, we remain intensely focused on delivering on our key value drivers while raising awareness of the game-changing benefits that EksoNR can bring to patients. Within our industrial segment, we are expanding EVO sales by growing our pipeline and capturing new customers across a diverse segment of verticals. In spite of recent challenges, we are well-positioned for 2022 with the steadfast commitment of bringing innovative solutions to patients and workers.”

The anticipated results discussed in this press release are based on management’s preliminary, unaudited analysis of financial results for the three months and year ended December 31, 2021. As of the date of this press release, the Company has not completed its financial statement reporting process for the three months and year ended December 31, 2021, and the Company’s independent registered accounting firm has not audited the preliminary financial data discussed in this press release. During the course of the Company’s quarter- and year-end closing procedures and review process, the Company may identify items that would require it to make adjustments, which may be material to the information presented above. As a result, the estimates above constitute forward-looking information and are subject to risks and uncertainties, including possible adjustments to preliminary operating results. The Company expects to report complete fourth quarter and full year 2021 financial results during the last week of February 2022.

1 Record revenue in the fourth quarter of 2021 excludes the comparison to the first quarter of 2016, which included a one-time adjustment of $6.5 million as a result of a change in the Company’s revenue recognition policy.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance, and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its industry-leading expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. Ekso Bionics is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com or follow @EksoBionics on Twitter.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the plans, objectives and expectations of management with respect to the Company’s reporting of complete fourth quarter and full year 2021 financial results, the Company’s sales, marketing and other commercial strategies, the benefits of the Company’s products to patients and workers, future revenues or other financial results and the assumptions underlying or relating to the foregoing. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, changes resulting from the Company’s finalization of its financial statements for and as of the period and year ended December 31, 2021, information or new changes in facts or circumstances that may occur prior to the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 that are required to be included in such report, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance the Company’s technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure of the Company to obtain or maintain patent protection for the Company's technology, the failure of the Company to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain due to the ongoing COVID-19 pandemic, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s Twitter page at @EksoBionics. The Company does not undertake to update these forward-looking statements.

Contact:

David Carey

212-867-1768

investors@eksobionics.com

2